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                                                                   Exhibit 99(o)

                                                                  EXHIBIT F-3 to
                                                                   Note Purchase
                                                                       Agreement

            Form of Opinion of the Vice President - Law and Secretary
                        of the Guarantor and the Company

                  (i) The Company has been duly incorporated, is validly existing and in good standing under the laws of the State of Minnesota with corporate power and corporate authority under such laws to perform its obligations under the Basic Agreement, as supplemented by the Class D Trust Supplement (collectively, the "Class D Pass Through Agreement") and the Delaware Trust Agreement.

                  (ii) The execution and delivery by the Guarantor and/or the Company, as the case may be, of the Class D Pass Through Agreement and the Delaware Trust Agreement, the issuance and sale of the Class D Certificates, the consummation by the Guarantor and/or the Company of the transactions contemplated therein and compliance by the Guarantor and/or the Company, as the case may be, with the terms thereof, do not and will not result in any violation of the charter or by-laws of the Guarantor or the Company, and do not and will not result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (except for Permitted Liens) upon any property or assets of the Guarantor or the Company under (A) any indenture, mortgage, loan agreement, note, lease or other agreement or instrument included or incorporated by reference as an exhibit to the Exchange Act Documents (except for such breaches, defaults, liens, charges or encumbrances that would not have a Material Adverse Effect) or included as an exhibit to the Registration Statements (except for such breaches, defaults, liens, charges or encumbrances that would not have a Material Adverse Effect), (B) any existing law, rule or regulation of the State of Minnesota or the United States of America applicable to the Guarantor or the Company (other than the securities or Blue Sky laws of the State of Minnesota, as to which laws I express no opinion), or (C) any judgment, order or decree of any government, governmental instrumentality or court, domestic or foreign, known to me and having jurisdiction over the Guarantor or the Company or any of their respective properties.

                  (iii) Under any provision of law or regulation applicable to the Company or the Guarantor of the State of Minnesota or the United States of America, no authorization, approval, consent, order or license of or filing with or notice to any governmental agency or body or any court is required for the valid authorization, issuance and delivery of the Class D Certificates, the valid authorization, execution and delivery by the Guarantor or the Company of, and the performance by the Company and the Guarantor of their respective obligations under, the Class D Pass Through Agreement and the Delaware Trust Agreement, except such as are required under the securities or Blue Sky laws of the State of Minnesota.